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                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

Chiquita Announces Court Approval of Debt Restructuring Plan
And Amends Credit Facility

CINCINNATI, OHIO, March 8, 2002- Chiquita Brands International, Inc. announced that the Honorable J. Vincent Aug, Jr. today signed a confirmation order approving Chiquita's Pre-Arranged Chapter 11 Plan of Reorganization. Chiquita expects the Plan to become effective on March 19 and its new securities to begin trading on March 20.

Chiquita also announced that its wholly owned subsidiary, Chiquita Brands, Inc., has entered into a multi-year, $130 million amended credit facility, consisting of a $60 million revolving credit facility and a $70 million term loan. The amended facility increases the maximum credit by $10 million and carries a significantly lower interest rate. Wells Fargo Bank is the lead arranger and syndication agent of the amended facility.

"Today's Bankruptcy Court approval of our Chapter 11 Plan is a major step toward completion of our financial restructuring," said Steven G. Warshaw, President and Chief Executive Officer of Chiquita Brands International. "Our performance throughout this 14-month process is a testament to the strength and hard work of our employees worldwide, the power of our brand, and the quality of our relationships. Although the process of restructuring is always difficult, we believe that we have achieved the best possible balance among the interests of all of the Company's stakeholders."

The Plan of Reorganization involves only the publicly held debt and equity securities of Chiquita Brands International, Inc., which is a holding company without any business operations of its own. The Company's other creditors and its assets, strategy and ongoing operations are unaffected by the Chapter 11 filing. The Company's subsidiaries, which are independent legal entities that generate their own cash flow and have access to their own credit facilities, have continued to operate normally.

Further information concerning the Plan of Reorganization and the Chapter 11 process can be found on the Company's website at www.chiquita.com or at
                                                 ----------------
www.bmccorp.net.
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Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods.

Wells Fargo & Company is a $308 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance from more than 5,400 stores, a leading Internet banking site (wellsfargo.com), and other distribution channels across North America and elsewhere internationally.

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FOR FURTHER INFORMATION, PLEASE CONTACT:
James B. Riley, Senior Vice President
and Chief Financial Officer (513) 784-6307, or
William T. Sandstrom, Director of Investor Relations (513) 784-6366